UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 3, 2013

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 Dallas Street Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 328-1000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.
On September 3, 2013, Carrizo Oil & Gas, Inc. (the “Company”), along with certain of its wholly-owned subsidiaries, entered into a definitive agreement to sell substantially all of its remaining Barnett Shale assets to affiliates of EnerVest, Ltd. for approximately $218.0 million in cash and the assumption of certain liabilities and contractual commitments. The Company intends to use the net proceeds from this sale to repay borrowings under its revolving credit facility as well as to fund a portion of the remainder of its 2013 capital expenditures program, largely in the Eagle Ford Shale.
The definitive agreement contains customary representations and warranties, including, ownership of the assets, compliance with laws, including environmental laws, and payment of taxes, and indemnification provisions under which the parties thereto have agreed to indemnify each other against certain liabilities. During the period following signing of the definitive agreement until the closing, the Company has agreed to operate the assets being purchased according to the guidelines in the definitive agreement.
The sale will have purchase price adjustments to take into account an effective date of July 1, 2013 and other customary adjustments, and is expected to close in late October, subject to customary closing conditions. There can be no assurance as to such timing or that all of the conditions to closing the sale will be satisfied.
Item 7.01        Regulation FD Disclosure.
On September 4, 2013, the Company issued a press release announcing that it had entered into definitive agreements to sell substantially all of its remaining Barnett Shale assets, as well as all of its interest in the Camp Hill Field in East Texas and certain undeveloped acreage in the Marcellus Shale. for total consideration of approximately $268.0 million, including aggregate cash proceeds of approximately $250.4 million, subject to customary closing conditions and purchase price adjustments, and the assumption by the buyers of certain liabilities and contractual commitments. The Company intends to use the net proceeds from these sale transactions to repay borrowings under its revolving credit facility as well as to fund a portion of the remainder of its 2013 capital expenditures program, largely in the Eagle Ford Shale.
Each definitive agreement contains customary representations and warranties, including, ownership of the assets, compliance with laws, including environmental laws, and payment of taxes, and indemnification provisions under which the parties thereto have agreed to indemnify each other against certain liabilities. During the period following signing of the respective definitive agreement until the closing, the Company has agreed to operate the assets being purchased according to the guidelines in such definitive agreement.
None of the information furnished in this Item 7.01 will be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor will it be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company, that the information in this report and the accompanying exhibits is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Statements in this report that are not historical facts, including but not limited to those related to the proposed sales (including timing, purchase price and effects thereof), use of proceeds, development plans, growth, oil and gas sales, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company's strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include purchase price adjustments, failure of closing conditions, actions by the purchaser, actions by banks, results of wells and production testing, performance of rig operators and gathering systems, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in Carrizo's Form 10-K for the year ended December 31, 2012 and its other filings with the Securities and Exchange Commission.
 Item 9.01        Financial Statements and Exhibits.
 (d)           Exhibits.

Exhibit Number	Description
99.1	Press release dated September 4, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ Paul F. Boling
Name:	Paul F. Boling
Title:	Chief Financial Officer, Vice President, Secretary and Treasurer

Date:  September 4, 2013

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated September 4, 2013.

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